Exhibit (a)(iii)

COHEN & STEERS INSTITUTIONAL REALTY SHARES, INC.

ARTICLES SUPPLEMENTARY

Cohen & Steers Institutional Realty Shares, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent ($.001) per share (the “Common Stock”), that the Corporation has authority to issue is hereby increased by one hundred million (100,000,000) shares of Common Stock.

SECOND: The shares of Common Stock classified as set forth in Article FIRST hereof shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Common Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue one hundred fifty million (150,000,000) shares of stock, all of which were shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of one hundred thousand dollars ($150,000).

CLASS	SHARES

Common Stock	150,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is two hundred fifty million (250,000,000) shares of stock, all of which are shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of two hundred fifty thousand dollars ($250,000).

CLASS	SHARES

Common Stock	250,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section

2-105(c) of the Maryland General Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officers knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cohen & Steers Institutional Realty Shares, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary as of September 14, 2021.

WITNESS:	COHEN & STEERS
INSTITUTIONAL REALTY
SHARES, INC.

/s/ Dana A. DeVivo	/s/ Adam M. Derechin
Dana A. DeVivo	Adam M. Derechin
Secretary and Chief Legal Officer	President and Chief Executive Officer